                                  EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                       Nine Months Ended      Three Months Ended
                                       Sept 30    Sept 30     Sept 30    Sept 30
                                        2005       2004         2005       2004
                                      --------   --------    --------    --------
                                      (Thousands of Dollars, except ratio amounts)
Income before income taxes            $241,261   $114,958    $ 48,698    $ 28,166
Share of undistributed losses from
  50%-or-less-owned affiliates,
  excluding affiliates with
  guaranteed debt                        3,673      3,863       1,339         119
Amortization of capitalized interest       966      1,011         322         338
Interest expense                        39,376     35,941      12,842      12,631
Interest portion of rental expense       2,167        903         776         452
                                      --------   --------    --------    --------
Earnings                              $287,443   $156,676    $ 63,977    $ 41,706
                                      ========   ========    ========    ========
Interest                              $ 39,839   $ 36,298    $ 13,064    $ 12,759
Interest portion of rental expense       2,167        903         776         452
Interest expense relating to
  guaranteed debt of 50%-or-less-
  owned affiliates                           -        106           -           -
                                      --------   --------    --------    --------
Fixed Charges                         $ 42,006   $ 37,307    $ 13,840    $ 13,211
                                      ========   ========    ========    ========
Ratio of Earnings to Fixed Charges        6.84       4.20        4.62        3.16
                                      ========   ========    ========    ========